Exhibit 10.1

SANDERSON FARMS, INC. AND AFFILIATES

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective August 1, 2006)

WHEREAS, Sanderson Farms Inc. (the “Corporation”) maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan, as amended and restated effective August 1, 2006 (the “Plan”) for the benefit of the employees of the Corporation and its participating affiliates;

WHEREAS, Section 12.1 of the Plan provides that the Corporation, through action of its Board of Directors, may amend the Plan at any time; and

WHEREAS, the Corporation desires to amend the Plan as required by the Internal Revenue Service as a condition of obtaining a favorable determination letter for the Plan.

NOW THEREFORE BE IT RESOLVED, that, effective August 1, 2006, the Plan shall be amended as follows:

1. Add the following new Section 1.3:

Section 1.3 Intent. The Plan is intended to be a stock bonus plan and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code. The Plan is designed to invest primarily in qualifying employer securities within the meaning of Section 409(l) of the Code.

2. Add the following new Section 2.16A:

Section 2.16A “Exempt Loan” means a loan described in Article 8 hereof.

3. Restate Section 2.40 in its entirety as follows:

Section 2.40 “Valuation Date” means the last day of each Plan Year and any other date on which a special valuation is made, as designated by the Administrative Committee. Notwithstanding the foregoing, the Valuation Date of any transaction between the Plan and a disqualified person (within the meaning of Section 4975(e)(2) of the Code) shall be the date of the transaction.

4. Restate Section 6.3(h) in its entirety as follows:

(h) Forfeitures arising under this Section 6.3 shall be held in a suspense account pending reallocation under Section 5.2 hereof.

5. Restate Article 8 in its entirety in the form attached hereto as Exhibit I.

6. In Section 11.6(c)(1), replace the phrase “separation from service” with the phrase “severance from employment”.

7. In Section 15.5(a), replace the phrase “Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations” with the phrase “Section 1.401(a)(9)-4 of the Treasury regulations”.

AND BE IT FURTHER RESOLVED, that, effective November 1, 2007, the Plan shall be amended by deleting Sections 4.3(a)(2), (b), (c)(2) and (c)(3).

AND BE IT FURTHER RESOLVED, that the cross-references in the Plans shall be renumbered, as necessary, in accordance with the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan on this      day of             , 2013.

SANDERSON FARMS, INC.

By:
Title:

EXHIBIT I

ARTICLE 8

SPECIAL PROVISIONS RELATING TO LOANS

Section 8.1 Exempt Loans.

(a) The Trustee may incur an Exempt Loan on behalf of the Plan in a manner and under conditions which will cause the loan to be an Exempt Loan within the meaning of Section 4975(d)(3) of the Code and regulations thereunder.

(b) An Exempt Loan shall be used primarily for the benefit of Participants and their Beneficiaries. The proceeds of each Exempt Loan shall be used, within a reasonable time after the Loan is obtained, only to purchase Qualifying Employer Securities, to repay the Exempt Loan or to repay any prior Exempt Loan. At the time that an Exempt Loan is made, the interest rate for the Exempt Loan and the price of Qualifying Employer Securities to be acquired with the Exempt Loan proceeds should not be such that Plan assets might be drained off.

(c) An Exempt Loan shall (i) provide for a reasonable rate of interest and an ascertainable period of maturity, (ii) be without recourse against the Plan, and (iii) not be payable at the demand of any person, except in the case of default.

(d) An Exempt Loan shall be secured solely by shares of Qualifying Employer Securities acquired with the proceeds of the Exempt Loan and shares of such securities that were used as collateral on a prior Exempt Loan which was repaid with the proceeds of the current Exempt Loan. Such securities pledged as collateral shall be placed in a Suspense Account and released pursuant to Section 8.2 hereof as the Exempt Loan is repaid. Qualifying Employer Securities released from the Suspense Account shall be allocated among Participant Accounts in the manner described in Section 5.2 hereof.

(e) No person entitled to payment under an Exempt Loan shall have recourse against any Trust Fund assets other than the (i) Qualifying Employer Securities used as collateral for the Loan, (ii) Contributions of cash that are available to meet obligations under the Exempt Loan, and (iii) earnings attributable to such collateral and the investment of such Contributions. The payments made with respect to an Exempt Loan by the Plan during a Plan Year shall not exceed an amount equal to (x) the sum of such Contributions and earnings received during or prior to the Plan Year, less (y) such payments in prior Plan Years. Such Contributions and earnings must be accounted for separately in the books of account of the Plan until the Exempt Loan is repaid. Contributions made with respect to any Plan Year during which the Exempt Loan remains unpaid, and earnings on such Contributions, shall be deemed available to meet obligations under the Exempt Loan.

(f) In the event of default of an Exempt Loan, the value of Plan assets transferred in satisfaction of the Exempt Loan must not exceed the amount of the default. If the lender is a disqualified person (within the meaning of Section 4975(e)(2) of the Code), the Exempt Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the Exempt Loan. For purposes of this subparagraph, the making of a guarantee does not make a person a lender.

Section 8.2 Release of Shares from Suspense Account. An Exempt Loan shall provide for the release of Shares of Qualifying Employer Securities used as collateral for the Loan from the Suspense Account. For each Plan Year during the duration of the Exempt Loan, the number of Shares released shall equal the number of Shares held in the Suspense Account immediately before release for the current Plan Year multiplied by a fraction. The numerator of the fraction is the amount of principal and interest paid for the Plan Year. The denominator of the fraction is the sum of the numerator plus the principal and interest to be paid for all future Plan Years. The number of future years under the Exempt Loan shall be definitely ascertainable and shall be determined without taking into account any possible extensions or renewal periods. If the interest rate under the Exempt Loan is variable, the interest to be paid in future years shall be computed by using the interest rate applicable as of the end of the Plan Year. If collateral includes more than one class of Qualifying Employer Securities, the number of shares of each class to be released for a Plan Year shall be determined by applying the same fraction to each class.

Section 8.3 Exempt Loan Repayments. Payments of principal and interest on any Exempt Loan hereunder shall be made by the Trustee at the direction of the Administrative Committee solely from: (i) Contributions available to meet obligations under the Exempt Loan, (ii) earnings from the investment of such Contributions, (iii) earnings attributable to Shares of Qualifying Employer Securities pledged as collateral for the Exempt Loan, (iv) other dividends on stock to the extent permitted by law, (v) the proceeds of a subsequent Exempt Loan made to repay the Exempt Loan, and (vi) the proceeds of the same of any Shares pledged as collateral for the Exempt Loan. The Contributions and earnings available to pay the Exempt Loan shall be accounted for separately by the Administrative Committee until the Exempt Loan is repaid.

Section 8.4 Allocation of Released Shares. Subject to the limitations on Annual Additions to a Participant’s Accounts under Section 4.3 hereof, Shares of Qualifying Employer Securities released from a Suspense Account by reason of a payment made on an Exempt Loan shall be allocated to the Stock Accounts of Eligible Participants (i) in Shares of Qualifying Employer Securities representing Participants’ interests in assets withdrawn from the Suspense Account, and (ii) in accordance with the allocation formula under Section 5.2 hereof as if such payment had been made on the last day of the Plan Year. The assets of the Trust Fund attributable to Shares acquired by the Plan in a sale to which Section 1042 of the Code applies shall not accrue or be allocated for the benefit of persons specified in Section 409(n) of the Code during the nonallocation period as restricted by Section 4.3(e) hereof.

Section 8.5 Nonterminable Rights. There shall be certain protections and rights provided to Participants with respect to Shares of Qualifying Employer Securities acquired with the proceeds of an Exempt Loan. These protections and rights are as follows:

(a) No Shares acquired with the proceeds of an Exempt Loan may be subject to a put, call or other option, or buy-sell or similar arrangement, while held by, and when distributed from, the Plan, whether or not the Plan is then an employee stock ownership plan, except that:

(1) Shares acquired with the proceeds of an Exempt Loan may, but need not, be subject to a right of first refusal. Shares subject to such right must be stock or an equity security, or a debt security convertible into stock or an equity security. Also, such Shares must not be publicly traded at the time the right may be exercised. The right of first refusal must be in favor of the Employer, the Plan, or both in any order of priority. The selling price and other terms under the right must not be less favorable to the seller than the greater of the: fair market value of the Shares, or the purchase price and other terms offered by a buyer, other than the Employers or the Plan, making a good faith offer to purchase a security. The right of first refusal shall lapse no later than fourteen (14) days after the security holder gives written notice to the holder of the right that an offer of a third party to purchase the Shares has been received.

(2) Shares acquired with the proceeds of an Exempt Loan shall be subject to a put option if the Shares are not publicly traded or are subject to a trading limitation when distributed. For purposes of this paragraph, a “trading limitation” on Shares is a restriction under any federal or state securities law, any regulation thereunder, or an agreement, not prohibited by Treasury Regulations Section 54.4975-7(b), affecting the Shares which would make the Shares not as freely tradable as one not subject to such restriction. The put option shall be exercisable only by a Participant, by the Participant’s donees, or by a person (including an estate or its distributees) to whom the Shares pass by reason of a Participant’s death. (Under this paragraph, “Participant” means a Participant and his Beneficiaries.) The put option shall permit a Participant to put the Shares to the Employer. Under no circumstances may the put option bind the Plan. However, it may grant the Plan an option to assume the rights and obligations of the Employer at the time the put option is exercised. If it is known at the time an Exempt Loan is made that federal or state law would be violated by the Employer honoring such put option, the put option must permit the Shares to be put, in a manner consistent with such law, to a third party (e.g., an Affiliate or a Company shareholder other than the Plan) that has substantial net worth at the time the Exempt Loan is made and whose net worth is reasonably expected to remain substantial.

(3) A put option shall be exercisable for a period of at least sixty (60) days following the date of distribution of Shares subject to the put option are distributed by the Plan, and if the put option is not exercised during such sixty (60)-day period, for an additional period of at least sixty (60) days in the following Plan Year. A put option shall be exercised by the holder by notifying the Employer in writing that the put option is being exercised. The period during which a put option is exercisable shall not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law. The price at which a put option shall be exercisable is the fair market value of the Shares. The provisions of payment under a put option shall be reasonable. The deferral of payment is reasonable if adequate security and a reasonable interest rate are provided for any credit extended, and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time. Periodic payments are reasonable if annual installments, beginning thirty (30) days after the date the put option is exercised, are substantially equal. The payment period shall not end more than five (5) years after the date the put option is exercised. Payment under a put option may be restricted by the terms of an Exempt Loan, including one used to acquire Shares subject to a put option. Otherwise, payment under a put option shall not be restricted by the provisions of an Exempt Loan or any other arrangement, including the terms of the Employers’ articles of incorporation, unless so required by applicable state law.

(b) The protections and rights set forth in this Section 8.5 are nonterminable. If the Plan holds or has distributed Qualifying Employer Securities acquired with the proceeds of an Exempt Loan and either the Exempt Loan is repaid or the Plan ceases to be an employee stock ownership plan, these protections and rights shall continue to exist hereunder. Notwithstanding the foregoing, these protections and rights shall not fail to be nonterminable merely because they are not exercisable under Treasury Regulations Sections 54.4975-7(b)(11) and (12)(ii).

Section 8.6 Valuation of Qualifying Employer Securities. The fair market value of Qualifying Employer Securities that are not readily tradable on an established securities market shall be determined as of each Valuation Date by an independent appraiser who meets requirements similar to the requirements of the regulations prescribed under Section 170(a)(1) of the Code.

Section 8.7 More than One Class of Qualifying Employer Securities.

(a) If Qualifying Employer Securities acquired with the proceeds of an Exempt Loan are available for distribution to a Participant consist of more than one class, the Participant shall receive substantially the same proportion of each class.

(b) If more than one class of Qualifying Employer Securities acquired with the proceeds of an Exempt Loan are allocated to a Participant’s Stock Account, and any such Qualifying Employer Securities are subsequently forfeited, each class of Qualifying Employer Securities shall be forfeited in the same proportion.